Exhibit 10.3

                        Long-Term Care Insurance Program
                        --------------------------------

      In January 2005, Penn Federal Savings Bank (the "Bank") adopted a long-term care insurance program to be offered on a voluntary basis to all employees, officers and directors of the Bank. The program provides a nursing home care benefit at $200.00 per day, to be adjusted for inflation. Bank officers Joseph L. LaMonica, Patrick D. McTernan, Jeffrey J. Carfora and Claire
M. Chadwick, and non-employee Bank directors William C. Anderson, Marvin D. Schoonover and Mario Teixeira, Jr., participate in this program. These participating officers and directors will be provided with this benefit for their lifetimes at no cost to them, with the Bank paying the related premiums over a ten-year period. All other employees who choose to participate must pay the cost of their participation. The other employees may elect to pay their premiums over ten years, over twenty years or over their lifetimes and may choose to receive the benefit for three years, for five years or for their lifetimes.